EXHIBIT 11.1

                             FREEPORT-McMoRan INC.
                   COMPUTATION OF NET INCOME PER COMMON AND
                            COMMON EQUIVALENT SHARE

                                Three Months Ended        Six Months Ended
                                     June 30,                 June 30,
                             -----------------------   ----------------------
                                1995         1994         1995         1994
                              -------       --------    --------      -------
 Primary:
   Net income applicable
     to common stock          $265,485      $  4,634    $284,876      $17,007
                              ========      ========     =======      =======

   Average common shares
     outstanding               146,921       138,860     141,814      139,360
   Common stock
     equivalents:
     Stock options                 902         1,000         701        1,000
                               -------       -------     -------      -------
   Common and common
     equivalent shares         147,823       139,860     142,515      140,360
                               =======       =======     =======      =======
   Net income per common
     and common
     equivalent share            $1.80          $.03       $2.00         $.12
                                 =====          ====       =====         ====


 Fully diluted:
   Net income applicable
     to common stock:
   Net income                 $265,485      $  4,634    $284,876     $ 17,007
   Plus preferred
     dividends                   1,096          -          6,564         -
   Plus interest, net of
     tax effect, on
     convertible
     subordinated
     debentures                  6,707          -         15,921         -
                               -------      --------    --------     --------
   Net income applicable
     to common stock          $273,288      $  4,634    $307,361     $ 17,007
                              ========      ========    ========     ========

   Average common shares
     outstanding               146,921       138,860     141,814      139,360
   Common stock
     equivalents:
     Stock options                 930         1,000         715        1,000
   Convertible
     securities:
     Preferred stock             2,356          -          7,057         -
     Convertible
       subordinated
       debentures               27,153          -         28,239         -
                               -------       -------      ------      -------
   Common and common
     equivalent shares         177,360       139,860     177,825      140,360
                               =======       =======     =======      =======
   Net income per common
     and common
     equivalent share            $1.54          $.03       $1.73         $.12
                                 =====          ====       =====         ====